UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 19, 2015

UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36720	27-2992077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 960-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 19, 2015, Upland Software, Inc. (“Upland” or the “Company”) and Lincoln One, LLC (the “Landlord”) entered into a lease (the “Lease”), pursuant to which the Company will lease approximately 22,950 square feet of office space located at 1701 Cushman Drive, Lincoln, Nebraska.

The term of the Lease commences on June 1, 2015 and terminates on May 31, 2020, unless terminated earlier as provided in the Lease. The Company has the option to terminate the Lease at the end of the third year of the term of the Lease upon giving Landlord written notice of its intent to terminate the Lease at least 180 days prior to the third anniversary of the commencement date of the Lease.

The monthly rent for the first twelve months of the term of the Lease is $10.55 per square foot, or $20,176.88 per month. The monthly rent will increase on each anniversary of the commencement date of the Lease. During the final twelve month period of the term of the Lease, the monthly rent will be $11.75 per square foot, or $22,471.88 per month. The Company will also be required to pay its proportionate share of any building operating expenses, insurance, real estate taxes, and special assessments.

The foregoing summary of the terms of the Lease is qualified in its entirety by reference to the complete text of the Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Lease by and between Lincoln One, LLC and Upland Software, Inc., dated June 19, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPLAND SOFTWARE, INC.

By:	/s/ John T. McDonald
John T. McDonald Chief Executive Officer

Date: June 19, 2015